Exhibit 10.14
Execution Version

ANTARES PHARMA, INC.
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on this 22nd day of April, 2021, effective as of the 26th day of April 2021 (the “Effective Date”) by and between Antares Pharma, Inc., a Delaware corporation (the “Company”), and Dr. Peter C. Richardson. (the “Executive”).
WITNESSETH:
WHEREAS, the Company desires to secure for itself the services of the Executive, and the Executive wishes to furnish such services to the Company, pursuant to the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:
1.Employment.
(a)Term. This Agreement shall be effective as of the Effective Date and continue until the one-year anniversary thereof, unless sooner terminated by either party as hereinafter provided. In addition, this Agreement shall automatically renew for periods of one (1) year unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Term (as defined below) or at least ninety (90) days prior to the end of any one (1) year renewal period that the Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under this Agreement terminates is referred to herein as the “Term.”
(b)Duties. During the Term, the Executive shall be employed by the Company as the Executive Vice President, Head of Research and Development, Chief Medical Officer, with the duties, responsibilities and authority commensurate therewith. The Executive shall report to the Chief Executive Officer (the “CEO”) and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the CEO.
(c)Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company, and may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company). It shall not be deemed a violation of the foregoing for the Executive to (i) act or serve as a director, trustee or committee member of any civic or charitable organization; (ii) manage his personal, financial and legal affairs; or (iii) serve as a director of an organization that is not a civic or charitable organization with the prior consent of the Board of Directors of the Company (the “Board”), which consent shall not be unreasonably withheld, in all cases so long as such activities (described in clauses (i), (ii) and (iii)) are permitted under the Company’s code of conduct and employment policies and do not materially interfere with or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 6 below. Effective as of the Effective Date and ending May 31, 2021, Executive currently participates in the outside activities specified on Schedule 1, Executive fully disclosed and described those activities to the Company

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and the parties agree that his participation in such activities as described to the Company do not and will not violate the terms of this Agreement, including, without limitation, the terms set forth in this Section 1(c) and Section 6 below.
(d)Location. The Executive’s principal place of employment shall be the Company’s principal corporate offices located in Ewing, New Jersey. The Executive may be required to travel for business from time to time in the course of performing his duties for the Company.
2.Compensation.
(a)Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”) at the annual rate of $400,000, which shall be paid in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be subject to review, and at the approval of the Compensation Committee of the Board (the “Compensation Committee”), subject to increase (but not decrease) during the Term, based upon the performance of the Executive and the Company, as determined by the Compensation Committee with input from the CEO, in accordance with the Company’s normal compensation and performance review policies for senior executives generally. Notwithstanding the foregoing, any increase in the Executive’s Base Salary for calendar year 2022 will be multiplied by a fraction, the numerator of which is the number of whole months during which the Executive was employed by the Company during calendar year 2021 and the denominator of which is twelve (12).
(b)Bonus. In addition to the Executive’s Base Salary, the Executive shall be eligible to receive a bonus for each calendar year during the Term, based on attainment of certain individual and corporate performance goals and targets (the “Annual Bonus”) in accordance with the terms of the Company’s Annual Incentive Plan, as amended from time to time (or successor plan). The target amount of the Executive’s Annual Bonus shall be fifty percent (50%) of Base Salary. The performance goals and targets shall be determined by the Compensation Committee in consultation with the CEO. Once determined, the applicable performance goals and targets shall be communicated to the Executive as soon as reasonably practicable following the Compensation Committee’s determination of the applicable goals and targets. The actual Annual Bonus amount paid will be based upon the Compensation Committee’s determination, in its sole discretion, whether and to what extent the applicable performance goals and targets have been achieved, and such amount may be more or less than the target amount, as determined by the Compensation Committee in its sole discretion. Any Annual Bonus earned and payable to the Executive hereunder shall be paid on or after January 1 but not later than March 15 of the calendar year following the calendar year for which the Annual Bonus is earned. Notwithstanding the foregoing, any Annual Bonus for calendar year 2021 will be multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company during calendar year 2021 and the denominator of which is three hundred sixty-five (365).
(c)Equity Compensation.
(i)On the Effective Date, pursuant to the Antares Pharma, Inc. Equity Compensation Plan, as amended from time to time (the “Equity Plan”), the Executive shall be granted a stock option to purchase shares of common stock of the Company, $0.01 par value (the “Stock”), with a targeted grant date fair value of $125,000 and at an exercise price equal to the closing price of the Stock on the date of grant, subject in all respects to the terms and conditions of the Equity Plan and the Stock Option Agreement evidencing the terms and conditions of the grant (“Initial Option”). Provided that the Executive is employed by the Company on the applicable vesting dates, the Initial Option shall vest and become exercisable as to thirty-three

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and one-third percent (33-1/3%) of the shares subject to the Initial Option on each of the first three anniversaries of the date of grant.
(ii)In addition, during the Term, the Executive shall be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, including the Equity Plan (or successor plan), at levels determined by the Compensation Committee in its sole discretion, commensurate with the Executive’s position. Subject to the terms and conditions set by the Compensation Committee and as set forth in the applicable award agreements and the Equity Plan, the Executive shall be granted a long-term incentive award in June 2021 with an aggregate targeted grant date fair value of $400,000, which award shall be in the same combination of stock options, time-vesting restricted stock units, and performance stock units, and in the same proportions and with the same vesting schedules, as shall apply to the long-term incentive awards granted to other senior level executives of the Company in June 2021.
(d)Vacation. During the Term, the Executive shall be entitled to vacation, holiday and sick leave at levels generally commensurate with those provided to other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not worked policies; provided, however, that the Executive shall be entitled to not less than five (5) weeks of paid vacation each calendar year, prorated from any period of employment of less than twelve (12) months in a calendar year. Such paid time off may be carried over from year to year to the extent permitted in accordance with standard Company policy and shall be paid to the extent accrued (and to the extent not used) as of the Executive’s termination of employment.
(e)Employee Benefits. The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, savings, flexible spending accounts and medical programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any parent, subsidiary or affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
(f)Expense Reimbursement. During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable and necessary business expenses and other disbursements incurred by him for or on behalf of the Company in connection with the performance of his duties hereunder upon presentation by the Executive to the Company of appropriate documentation thereof.
3.Termination of Employment.
(a)Employment at Will. Executive’s employment with the Company is on an at-will basis, meaning the Company or Executive may terminate Executive’s employment at any time, with or without cause.
(b)Termination for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause (as defined below) upon written notice to the Executive (as described below), in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing, but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.
For purposes of this Agreement, the term “Cause” shall mean any of the following grounds for termination of the Executive’s employment: (i) the Executive’s knowing and material dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation

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or embezzlement by the Executive of the Company’s funds; (iii) the Executive’s conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its parents, subsidiaries or affiliates; (iv) the Executive commits any act or omission that would constitute a breach of a fiduciary duty of an officer of a Delaware corporation; (v) the Executive’s material failure to comply with the Company’s code of conduct or significant employment policies; or (vi) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement.
(c)Voluntary Resignation. The Executive may voluntarily terminate his employment without Good Reason (as defined below) upon thirty (30) days advance written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing, but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without the prior written consent of the Executive: (i) a material reduction in Executive’s Base Salary; (ii) the Company’s material breach of terms of this Agreement (which for purposes of this Agreement shall include (A) the failure of the Company to require any successor to the Company to assume the obligations of the Company to Executive under this Agreement and any other agreement between the Company and Executive then in effect or (B) the Company’s reduction in the target annual bonus opportunity below fifty percent (50%) of Base Salary for any calendar year during the Term) (for the avoidance of doubt for purposes of this clause (ii), both of the events described in subclauses (A) and (B) do not need to occur for a material breach of this Agreement to be triggered); (iii) a change in the Executive’s designation of title from Executive Vice President, Head of Research and Development, Chief Medical Officer of the Company or successor entity (unless such change is to a higher title and level of responsibility) that results in a material diminution in Executive’s authority, duties and responsibilities (for the avoidance of doubt, a change in Executive’s title that removes either Head of Research and Development or Chief Medical Officer responsibilities shall not give rise to the right to resign for Good Reason hereunder); (iv) a material change in the geographic location at which Executive must perform services that results in the relocation of Executive’s principal business location to a location that is sixty (60) miles or more from Ewing, New Jersey; or (v) the Company’s delivery to the Executive of a notice of its intent not to renew the Term pursuant to Section 1(a) above; provided that the Executive is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company.
Notwithstanding any provision of this definition of Good Reason to the contrary, the Executive shall not have Good Reason for termination unless the Executive gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs, the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in the Executive’s notice of termination, within thirty (30) days after the date on which the Executive gives written notice of termination, and the Executive terminates employment within sixty (60) days after the event that constitutes Good Reason. If the Executive’s resignation occurs after such time, the resignation shall be treated as a voluntary resignation other than for Good Reason and the Executive will not be entitled to severance benefits under this Agreement.
(d)Termination without Cause; Resignation for Good Reason. Except as provided in Section 4(a) below, if the Executive’s employment is terminated by the Company (or the

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surviving company following a Change of Control (as defined in Section 4(c) below)) without Cause or by the Executive for Good Reason, either before or after a Change of Control, the provisions of this Section 3(d) shall apply (subject to the modifications of Section 4(a) below, if applicable). The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than thirty (30) days’ prior written notice to the Executive. The Company may, in its sole and absolute discretion, pay the Executive his Base Salary in lieu of any unexpired period of notice and terminate his employment immediately. Except as provided in Section 4(a) below, upon termination of the Executive’s employment by the Company under this Section 3(d) or by the Executive for Good Reason, either before or after a Change of Control, if the Executive executes and does not revoke a written release, in substantially the form attached hereto as Exhibit A, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit) (the “Release”), and continues to comply with the provisions of the Proprietary Information and Invention Assignment Agreement (as defined in Section 6(a) below) and covenants and representations in Section 6 below, the Executive shall be entitled to receive the payments and benefits set forth in subsections 3(d)(i), (ii), (iii) and (iv), in lieu of any other payments and benefits due under any severance plan or program for employees or executives (subject to the modifications of Section 4(a) below, if applicable).
(i)The Company will pay to the Executive severance as follows: the rate of the Executive’s Base Salary as in effect at the time of termination will be added together with the dollar value of the Executive’s target Annual Bonus for the year in which termination occurs and the sum of the foregoing amounts will be divided by twelve (12) (the “Monthly Severance Amount”). The Monthly Severance Amount will be paid each month over the twelve (12) month period following the termination date, beginning within the sixty (60)-day period following the date of the Executive’s termination of employment and continuing on each payroll date thereafter until fully paid, in accordance with the Company’s regular payroll practices. The first severance payment will include any missed payments during such sixty (60)-day period.
(ii)The Company will pay to the Executive a pro rata Annual Bonus for the year in which the termination of employment occurs, which shall be determined based on Executive’s actual Annual Bonus earned for the year in which termination of employment occurs (if any), based on actual performance, multiplied by a fraction, the numerator of which is the number of days in which the Executive was employed by Company during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365). The pro rata Annual Bonus described in this subsection 3(d)(ii) will be paid at the same time and under the same terms and conditions as bonuses are paid to other executives of the Company, on or after January 1 but not later than March 15 of the calendar year following the calendar year in which the Executive’s employment terminates, subject to Section 5(b) below.
(iii)For the twelve (12) month period following the Executive’s termination of employment, provided that the Executive timely elects COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued medical and dental coverage for the Executive and, where applicable, his spouse and dependents, at the level in effect as of the date of the Executive’s termination of employment, less the employee portion of the applicable premiums that the Executive would have paid had he remained employed during the such twelve (12) month period (the COBRA continuation coverage period shall run concurrently with the twelve (12) month period that the Executive is provided with reimbursement for medical and dental coverage under this subsection 3(d)(iii)). These reimbursements will commence within the sixty (60)-day period following the date of the Executive’s termination of employment and will

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be paid on the first payroll date of each month, provided that the Executive demonstrates proof of payment of the applicable premiums prior to the applicable reimbursement payment date. Notwithstanding the foregoing, the Company’s reimbursement of the monthly COBRA premiums in accordance with this subsection 3(d)(iii) shall cease immediately upon the earlier of: (A) the end of the twelve (12) month period following the Executive’s termination of employment, or (B) the date that the Executive is eligible for comparable coverage with a subsequent employer. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or the Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion.
(iv)Notwithstanding any provision to the contrary in the Equity Plan (or a successor plan) or any applicable agreement (including this Agreement), all outstanding equity grants held by the Executive immediately prior to the Executive’s termination date which vest based upon the Executive’s continued service over time that would have become vested during the twelve (12) month period following the Executive’s termination date had the Executive remained employed during such twelve (12) month period shall accelerate, become fully vested and/or exercisable, as the case may be, as of the Executive’s termination date. All outstanding equity grants held by the Executive immediately prior to the Executive’s termination date which vest based upon attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance-based award.
(v)The Executive shall also be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company without regard to whether the Executive executes or revokes the Release.
(e)Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death or involuntary termination of employment by the Company on account of his Disability (as defined below), subject to the requirements of applicable law. If the Executive’s employment terminates due to death or involuntary termination by the Company on account of the Executive’s Disability, no payments shall be due under this Agreement, except that the Executive (or in the event of the Executive’s death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Disability” shall mean such physical or mental illness or incapacity of the Executive as shall (i) prevent him from substantially performing his customary services and duties to the Company, with or without reasonable accommodation, and (ii) continue for periods aggregating more than sixty (60) days in any six (6)-month period. The Company shall determine whether there is a Disability after consultation with a qualified, independent physician. The Executive shall cooperate with the Company, including making himself reasonably available for examination by physicians at the Company’s request, to determine whether or not he has incurred a Disability. The Executive’s failure (other than a failure caused by the Disability) to cooperate with the Company in a determination of Disability shall be treated as the Executive’s voluntary resignation from the Company without Good Reason.
4.Change of Control.

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(a)Termination without Cause or Resignation for Good Reason Within Sixty Days Before or Eighteen Months Following a Change of Control. Notwithstanding anything to the contrary herein, if there is both a Change of Control and the Executive’s employment is terminated without Cause or by the Executive for Good Reason within sixty (60) days before or within eighteen (18) months following such Change of Control (a “CIC Termination”), the Executive shall be entitled to (i) the payments set forth under subsection 3(d)(i), except that the Monthly Severance Amount will be multiplied by eighteen (18) months, (ii) the payment described in subsection 3(d)(ii) on the same terms and conditions described in subsection 3(d)(ii), (iii) the payments set forth under subsection 3(d)(iii), except that twelve (12) months shall be replaced with eighteen (18) months, and (iv) in lieu of the benefit described in subsection 3(d)(iv), notwithstanding any provision to the contrary in the Equity Plan (or a successor plan) or any applicable agreement (including this Agreement), all outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon the Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the date of the CIC Termination and all outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance based award. Notwithstanding the foregoing in this Section 4(a), no amounts under this Section 4(a) will be paid or benefits under this Section 4(a) will be provided, in each case, upon a CIC Termination unless the Executive executes and does not revoke a Release and continues to comply with the covenants set forth in Section 6 below and the provisions of any confidentiality, non-competition, non-solicitation or invention assignment agreement with the Company to which the Executive is subject.
(b)Application of Section 280G. In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section 4(b). All determinations to be made under this Section 4(b) shall be made by an independent certified public accounting firm selected by the Company immediately prior to the Change of Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the Change of Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4(b) shall be borne solely by the Company.

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(c)Definition of a Change of Control. For purposes of this Agreement, the term “Change of Control” shall have the same meaning ascribed to such term under the Equity Plan, as in effect on the date hereof and as it may be amended from time to time, or if the Equity Plan is no longer in effect, a successor plan thereto.
5.Section 409A.
(a)Compliance with Section 409A. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of nonqualified deferred compensation subject to section 409A of the Code, and if a payment of nonqualified deferred compensation subject to section 409A of the Code is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(b)Payment Delay. Notwithstanding any provision in this Agreement to the contrary, if at the time of the Executive’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to the Executive) that are not otherwise exempt from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

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6.Covenants and Representations.
(a)Confidential Information. Contemporaneously with this Agreement, the Executive executed the Company’s standard Proprietary Information and Invention Assignment Agreement, attached hereto as Exhibit B (the “Proprietary Information and Invention Assignment Agreement”), all of the terms of which are hereby incorporated into this Agreement by reference. The Executive hereby agrees that, during the Term and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company and its parents, subsidiaries and affiliates, except that he may disclose such information pursuant to law, court order, regulation or similar order or in accordance with Section 6(g) below. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its parents, subsidiaries and affiliates (in whatever form), which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or trade secrets. The Executive hereby agrees that, upon the termination of this Agreement, he shall not take any document (in whatever form) of the Company or its parents, subsidiaries or affiliates, which is of a confidential nature relating to the Company or its parents, subsidiaries or affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.
(b)Non-Competition. The Executive hereby acknowledges that during his employment with the Company, the Executive will become familiar with trade secrets and other Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that the Executive’s services will be of special, unique and extraordinary value to the Company. Accordingly, the Executive hereby agrees that, subject to the requirements of applicable law, at any time during the Term, and for a period of twelve (12) months after the Executive’s date of termination of employment for any reason except a CIC Termination, or eighteen (18) months after a CIC Termination (such twelve (12) month period or eighteen (18) month period, as applicable, shall be referred to as the “Restriction Period”), the Executive will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business involving or related to (directly or indirectly) the research, development, marketing and/or sale or other delivery of injection devices, within any geographical area in which, as of the date of the Executive’s termination of employment, the Company or its subsidiaries engage in business or demonstrably plan to engage in business (the “Business”). It will not be considered a violation of this Section 6(b) for the Executive to be a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. Further, it shall not be deemed a violation of this Section 6(b) for the Executive to (i) act or serve as a director, trustee, or committee member of any civic or charitable organization; (ii) manage his personal, financial, and legal affairs; or (iii) serve as a director of an organization that is not a civic or charitable organization with the prior consent of the Board, which consent shall not be unreasonably withheld, in all cases so long as such activities (described in clauses (i), (ii) and (iii)) are permitted under the Company’s code of conduct and employment policies and do not materially interfere with or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to this Section 6. In addition, the restrictions contained in this section 6(b) shall not prevent the Executive from accepting employment following termination of employment with the Company with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Business, as long as prior to accepting such employment, the Company receives separate written assurances from the prospective employer and from the Executive, satisfactory to the Company, to the effect that Executive will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with

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the Business. During the period set forth in the section, Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.
(c)Non-Solicitation. The Executive hereby agrees that during the Term and the Restriction Period, (i) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or otherwise employ or receive the services of an individual who was an employee of the Company or its subsidiaries at any time during such Restriction Period, except any such individual whose employment has been terminated by the Company and (ii) the Executive will not induce or attempt to induce any customer, supplier, client, broker, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries.
(d)Return of Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of the Executive’s date of termination), and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access, including but not limited to, any office, computing or communications equipment (e.g., laptop computer, facsimile machine, printer, cellular phone, etc.) that he has had or has been using, and any business or business-related files that he has had in his possession, except as otherwise permitted in accordance with Section 6(g) below. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Confidential Information or Company inventions, and shall remove from any personal computing or communications equipment all information relating to the Company. The Executive further agrees that, to the extent any Company-related information is stored in hard or electronic copy in any of the Executive’s personal properties, devices or accounts, including in the Executive’s home, cellphone, PDA or other personal device, email account, cloud, thumb drive or other storage device, the Executive will fully cooperate with the Company in the permanent removal of such information from any such location, device or account.
(e)Non-Disparagement. The Executive agrees that the Executive will not disparage the Company, its subsidiaries and parents, and their respective executives, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law, or except as otherwise permitted in accordance with Section 6(g) below. The Company shall instruct the members of the Board and members of executive management not make any disparaging or negative remarks, either oral or in writing, regarding the Executive.
(f)Cooperation. During the Term and thereafter, the Executive shall cooperate with the Company and its parents, subsidiaries and affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of the Executive’s duties and responsibilities to the Company during the Term (including, without limitation, the Executive being available to the Company

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upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into the Executive’s possession during the Term); provided, however, that any such request by the Company shall not be unduly burdensome or unreasonably interfere with the Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires the Executive’s cooperation in accordance with this Section 6(f), the Company shall reimburse the Executive for reasonable and approved out-of-pocket expenses (including travel, lodging and meals and reasonable attorneys’ fees) incurred by the Executive in connection with such cooperation, subject to reasonable documentation.
(g)Reports to Government Entities. Nothing in this Agreement or the Proprietary Information and Invention Assignment Agreement, restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and the Executive does not need to notify the Company that the Executive has engaged in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(h)Executive Representations.
(i)The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder. In addition, the Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that he has with any other employer, person or entity. The Executive covenants that in connection with his provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.
(ii)Upon and after the Executive’s termination or cessation of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (A) provide a complete copy of this Agreement to any person, entity or association engaged in a competing business with whom or which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (B) shall

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notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.
7.Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Executive of any of the covenants contained in Section 6 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 6 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the covenants set forth in Section 6. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 6 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Mercer County, New Jersey, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
8.Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Trenton, New Jersey in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and the Executive will each choose an arbitrator. The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses, unless the Executive shall prevail in an arbitration proceeding as to any material issue, in which case the Company shall reimburse the Executive for all reasonable costs, expenses and fees relating to the conduct of the arbitration, and shall share the fees of the American Arbitration Association. The Company shall pay the reasonable costs, expenses and fees relating to the conduct of the arbitration to the Executive within thirty (30) days after the date on which it is finally determined that the Executive has prevailed on any material issue which is the subject of such arbitration.
9.Survivability. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
10.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any

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successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 6, will continue to apply in favor of the successor.
11.Entire Agreement; Amendment, Waiver. This Agreement, together with the Proprietary Information and Invention Assignment Agreement and that certain Indemnification Agreement by and between the Executive and the Company, effective on the Effective Date, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer (other than the Executive) and by the Executive. This Agreement supersedes the provisions of the Prior Agreement (such that the Prior Agreement shall be void and of no further force and effect) and any other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement.
12.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
13.Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Employer written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.
14.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
15.Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its affiliates, the Company agrees to indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the State of Delaware and under the bylaws of the Company, both as in effect at the time of the subject act or omission. In connection therewith, the Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may

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be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Executive’s employment hereunder.
16.Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number or to the Executive at the address and facsimile number, if any, appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five (5) mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:

Antares Pharma, Inc.
Princeton Crossroads Corporate Center
100 Princeton South, Suite 300
Ewing, New Jersey 08628
Attn: Chief Executive Officer
(609) 359-3015 (facsimile)

With a copy to:

Morgan, Lewis and Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Joanne R. Soslow, Esq.
(215) 963-5001 (facsimile)

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 16.
17.Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.
18.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of law principles.

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19.Counterparts. This Agreement may be executed in counterparts (including facsimile counterparts or as a “pdf” or similar attachment to an email), each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.
20.Headings; Gender. The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
21.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ANTARES PHARMA, INC.

By:	/s/ Robert F. Apple
Name:	Robert F. Apple
Its	President & CEO

EXECUTIVE:

/s/ P.C. Richardson
Dr. Peter C. Richardson.

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Execution Version
Schedule 1
Outside Activities
Consulting in connection with COVID-related management issues for Adare Pharmaceuticals, not to exceed five hours per month. (engagement ending May 31, 2021)
Non-active consulting role with Ellodi Pharmaceuticals, not to exceed one hour per month (engagement ending May 31, 2021)

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Exhibit A
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into as of [____________], 20[__] to be effective on the Effective Date (as defined in Section 1(a) below), by and between Antares Pharma, Inc. (the “Company”) and Dr. Peter C. Richardson (the “Executive”).
RECITALS
WHEREAS, pursuant to the terms of an Employment Agreement, effective as of April 26, 2021, entered into by and between the Company and Executive (the “Employment Agreement”), Executive has been employed as the Company’s Executive Vice President, Head of Research and Development, Chief Medical Officer;
WHEREAS, the Company and Executive have come to a mutual agreement with respect to Executive’s termination from employment with the Company on [______] (the “Termination Date”);
WHEREAS, in connection with Executive’s termination from employment with the Company, at the request of the Board of Directors of the Company, Executive resigned as an officer of the Company effective as of the Termination Date; and
WHEREAS, as consideration for Executive’s execution and non-revocation of a release of all claims against the Company and its affiliates upon the Termination Date, the Company desires to provide Executive with the severance payments and benefits set forth in Section 1(a) below following the Termination Date.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and intending to be legally bound hereby, the parties hereby agree as follows:
1.Termination from Employment. Executive resigns as an officer of the Company as of the Termination Date. Executive’s termination from employment with the Company shall be effective on the Termination Date. Consistent with Section 3(d) of the Employment Agreement and provided that the terms and conditions set forth herein are satisfied, Executive shall be entitled to the following:
(a)Severance Payments and Benefits. [Based on Non-CIC Related Severance. To be modified if termination is following a CIC.] In consideration of the payments in this Section 1(a), Executive hereby agrees to execute and not revoke the General Release of Claims attached hereto as Exhibit A (the “Release”). Provided that the Release becomes effective in accordance with the terms set forth therein (such date the Release becomes effective, the “Effective Date”), and so long as Executive continues to comply with the provisions of the Proprietary Information and Invention Assignment Agreement (defined in Section 6(a) of the Employment Agreement) and the covenants and representations in Section 6 of the Employment Agreement, Executive will receive the following severance payments:
(i)Continued Base Salary Plus Target Annual Bonus. The Company will pay Executive severance as follows: the rate of the Executive’s Base Salary as in effect at the time of termination will be added together with the dollar value of the Executive’s target Annual Bonus for the year in which termination occurs and the sum of the foregoing amounts
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will be divided by twelve (12) (the “Monthly Severance Amount”). The Monthly Severance Amount will be paid each month over the twelve (12) month period following the Termination Date, beginning within the sixty (60)-day period following the date of the Executive’s termination of employment and continuing on each payroll date thereafter until fully paid, in accordance with the Company’s regular payroll practices. The first severance payment will include any missed payments during such sixty (60)-day period.
(ii)Health Benefits. For the twelve (12) month period following the Termination Date, provided that Executive is eligible for, and timely elects COBRA continuation coverage, the Company will pay on Executive’s behalf, the monthly cost of COBRA continuation coverage under the Company’s group health plan for Executive and, where applicable, his spouse and dependents, at the level in effect as of the Termination Date, less the employee portion of the applicable premiums that Executive would have paid had he remained employed during the such twelve (12) month period (the COBRA continuation coverage period shall run concurrently with the twelve (12) month period that COBRA premium reimbursement payments are made on Executive’s behalf under this subsection 1(a)(ii)). These payments on Executive’s behalf will commence within the sixty (60)-day period following the Termination Date and will be paid on the first payroll date of each month through the twelfth (12th) month following the Termination Date. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premiums in accordance with this subsection 1(a)(ii) shall cease immediately upon the earlier of: (A) the end of twelve (12) month period following the Termination Date, or (B) the date that Executive is eligible for comparable coverage with a subsequent employer. Executive agrees to notify the Company in writing immediately if subsequent employment is accepted prior to the end of the twelve (12) month period following the Termination Date and Executive agrees to repay to the Company any COBRA premium amount paid on Executive’s behalf during such period for any period of employment during which group health coverage is available through a subsequent employer. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium payment arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion.
(iii)Time-Based Equity Award Acceleration. All outstanding equity awards held by Executive immediately prior to the Termination Date granted under the Antares Pharma, Inc. Equity Incentive Plan, as amended from time to time or a successor plan, which vest based on Executive’s continued services over time that would have become vested during the twelve (12) month period following the Termination Date had Executive remained employed during such twelve (12) month period following Executive’s Termination Date, shall accelerate, become fully vested and exercisable as of the Termination Date. All equity awards that have not vested as of the Termination Date will automatically terminate and be canceled on the Termination Date, and Executive hereby fully and forever waives and releases any and all right to such terminated and canceled equity awards.
(iv)20 Annual Bonus. The Company will pay Executive the amount of Executive’s bonus earned for any fiscal year ended prior to Executive’s Termination Date but for which any bonus earned for such fiscal year has not yet been paid, if any, which will be determined in accordance with Section 2(b) of the Employment Agreement and will be paid to Executive at the same time and under the same terms and conditions as such bonus is paid to other executives of the Company who participate in the Company’s Annual Incentive Plan.
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(v)20 Annual Bonus. The Company will pay to Executive a pro rata annual bonus for fiscal year 20[___] (the fiscal year in which the Termination Date occurs), which shall be determined based on Executive’s actual annual bonus earned for fiscal year 20[___], if any, based on actual performance, multiplied by a fraction, the numerator of which is (representing the number of days in which Executive was employed by Company during fiscal year 20[___]), and the denominator of which is three hundred sixty-five (365). The pro rata annual bonus for fiscal year 20[___] will be paid at the same time and under the same terms and conditions as bonuses are paid to other executives of the Company who participate in the Company’s Annual Incentive Plan, on or after January 1, 20[___] but not later than March 15, 20[___].
(b)Payment in lieu of Notice. Without regard to whether Executive executes or revokes the Release, the Company will pay Executive an amount equal to $[____] which equals thirty (30) days of base salary, in lieu of the Company’s obligation to provide notice of termination pursuant to Section 3(d) of the Employment Agreement. Such amount will be paid to Executive on the Company’s next regular payroll date after the Termination Date.
(c)Accrued Wages and Benefits. Without regard to whether Executive executes or revokes the Release, the Company will pay or provide Executive with any amounts earned, accrued and owing but not yet paid under Section 2 of the Employment Agreement including but not limited to base salary for services rendered through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company. The Company will pay Executive the amount of $[_____] based on [____] hours of accrued but unused vacation. Upon the Executive’s receipt of his final paycheck, which includes payment for services through the Termination Date and the amount set forth in the preceding sentence for accrued but unused vacation, Executive will have received all wages and benefits owed to him by virtue of his employment with the Company or termination thereof.
(d)Executive is not eligible for any other payments or benefits by virtue of his employment with the Company or termination thereof except for those expressly described in this Agreement. Employee will receive the payments described in Sections 1(b) and 1(c) whether or not he signs this Agreement. Employee will not receive the separation pay or benefits described in Section 1(a) of this Agreement if he (i) does not sign this Agreement and the Release, (ii) revokes the release of claims in accordance with the Release, or (iii) violates any of the terms and conditions set forth in this Agreement.
2.Covenants in Section 6 of Employment Agreement. Executive and the Company agree that Section 6 of the Employment Agreement continues to remain in full force and effect in accordance with the terms therein and are hereby incorporated by reference.
3.Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as an admission by the Company of any liability or unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct.
4.Section 409A. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be
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treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment of any severance benefits. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.
5.Entire Agreement, Amendment and Assignment. Except as otherwise provided in a separate writing between the Company and Executive, this Agreement, including the attachments hereto, is the sole agreement between the Company and Executive with respect to the subject matter hereof and it supersedes all prior agreements and understandings with respect thereto, and all prior agreements and understandings with respect to his employment with the Company prior to the Termination Date, whether oral or written, including, but not limited to, the Employment Agreement (except for Section 6 (including the Proprietary Information and Invention Assignment Agreement) and 15 therein). No modification to any provision of this Agreement shall be binding unless in writing and signed by the Company and Executive. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.
6.Waiver. No waiver of any rights under this Agreement shall be effective unless in writing signed by the party to be charged. A waiver by any of the parties hereto of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach.
7.Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement, all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
8.Governing Law; Venue. This Agreement shall be governed in accordance with the laws of the State of New Jersey, without regard to the conflicts of law or choice of law principles thereof. If any dispute between the parties leads to litigation, the parties agree that the courts of the State of New Jersey or the federal courts in New Jersey shall have the exclusive jurisdiction and venue over such litigation. All parties consent to personal jurisdiction in the State of New Jersey, and agree to accept service of process outside of the State of New Jersey as if service had been made in that state.
9.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Executive and to the Company at the addresses set forth below,
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If to Executive:	The most recent address in the Company’s files.

If to the Company:	Antares Pharma, Inc.
100 Princeton South
Suite 300
Ewing, NJ 08628
Attn: Peter J. Graham, Executive Vice President, General
Counsel, Chief Compliance Officer, Human Resources and
Secretary

With a copy to:
Morgan, Lewis and Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Joanne R. Soslow, Esq.
(215) 963-5001 (facsimile)

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
10.Confidentiality of this Agreement. Executive agrees not disclose to others the fact or terms of this Agreement, except Executive may disclose such information to his spouse or domestic/civil union partner and to his attorney or accountant (in order for such individuals to render professional services to Executive), so long as such individuals agree to keep such information confidential. Nothing in this Section 10, or elsewhere in this Agreement, is intended to prevent or prohibit Executive from (a) providing information regarding Executive’s former employment relationship with the Company, as may be required by law or legal process, or (b) cooperating, participating or assisting in any government entity investigation or proceeding.
11.Reports to Government Entities.
(a)Nothing in this Agreement, including the covenants incorporated herein or the “Confidentiality of this Agreement” clause, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including but not limited to the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Executive is waiving his right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit the Executive’s right to receive an award from any Regulator that provides awards for providing
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information relating to a potential violation of law. The Executive does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and the Executive does not need to notify the Company that the Executive has engaged in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(b)Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators, Executive’s attorney, a court or a government official that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Executive came to learn during the course of Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
12.Survivability. The respective rights and obligations of the parties under this Agreement shall survive termination of Executive’s services hereunder to the extent necessary to the intended preservation of such rights and obligations.
13.Counterparts and Electronic Signatures. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Executive and the Company. This Agreement may be executed in two or more counterparts (including facsimile counterparts or as a “pdf” or similar attachment to an email), each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.
14.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
15.Headings. The headings of sections and subsections appearing in this Agreement are inserted for convenience only and shall not control the meaning or interpretation of any provisions of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

ANTARES PHARMA, INC.

By:
Name:
Title:

Dr. PETER C. RICHARDSON

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Execution Version
Exhibit A
GENERAL RELEASE OF CLAIMS
In consideration of the severance benefits payable to Dr. Peter C. Richardson (“Executive”) under Section 1(a) of the attached Separation Agreement dated as of [_______], 20[__], by and between Antares Pharma, Inc. (the “Company”) and Executive (the “Agreement”), the terms of which are incorporated by reference to this General Release of Claims (this “Release”), Executive hereby executes this Release on his own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that he has now or may have in the future.
1.General Waiver & Release. Executive hereby waives and releases any and all claims, subject to and without waiving any rights identified in Section 1(c), whether or not now known to Executive, whether legal, equitable or otherwise, against the Company, its parent, subsidiary and affiliated companies, and all of their past and present officers, directors, employees, agents and assigns (collectively, “Releasees”), arising on or before the date Executive signs this Release.
(a)Included Claims. The claims being waived and released include, without limitation:
(i)any and all claims arising from or relating to Executive’s recruitment, hire, employment and termination of employment with the Company;
(ii)any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, violation of public policy;
(iii)any and all claims for monetary damages arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964 as amended, and the Americans with Disabilities Act of 1990 as amended;
(iv)any and all claims, outside of those identified in Section (1)(a)(iii), of unlawful discrimination, harassment and retaliation under applicable federal, state and local laws and regulations;
(v)any and all claims, outside of those identified in Section (1)(a)(iii), of violation of any federal, state and local law relating to recruitment, hiring, terms and conditions of employment, and termination of employment; and
(vi)any and all claims for monetary damages and any other form of personal relief.
(b)Unknown Claims. In waiving and releasing any and all claims, subject to and without waiving any rights identified in Section 1(c), against the Releasees, whether or not now known to Executive, Executive understands that this means that, if Executive later discovers facts different from or in addition to those facts currently known by Executive, or believed by Executive to be true, the waivers and releases of this Release shall remain effective in all respects -- despite such different or additional facts and Executive’s later discovery of such facts, even if Executive would not have agreed to this Release if Executive had prior knowledge of such facts.
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(c)Exceptions. Executive may still bring claims:
(i)for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
(ii)for continuation of existing participation in Company-sponsored group health benefit plans, at Executive’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law;
(iii)for any benefit entitlements that are vested as of the Termination Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA;”
(iv)for any vested stock and/or vested option shares pursuant to the written terms and conditions of Executive’s existing stock and stock option grants and agreements, existing as of the Termination Date and for all such rights that are granted in and survive the Agreement, including accelerated vesting rights;
(v)for violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;
(vi)for any wrongful act or omission occurring after the date Executive signs this Release;
(vii)for any continuing rights to indemnification and defense under Section 13 of the Employment Agreement and under the Company’s governing documents, by-laws, policies and insurance policies; and
(viii)in his capacity as a stockholder of the Company.
2.Entire Agreement. This Release and the Agreement contain the entire agreement of Executive and the Company with respect to the subject matter hereof and supersede and render null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises pertaining to the matters set forth herein and in the Agreement.
3.Governing Law; Venue. This Release shall be governed in accordance with the laws of the State of New Jersey, without regard to the conflicts of law or choice of law principles thereof. If any dispute between the parties leads to litigation, the parties agree that the courts of the State of New Jersey or the federal courts in New Jersey shall have the exclusive jurisdiction and venue over such litigation. All parties consent to personal jurisdiction in the State of New Jersey, and agree to accept service of process outside of the State of New Jersey as if service had been made in that state.
4.Further Acknowledgements. Executive acknowledges that:
(i)Executive has been offered a period of at least twenty-one (21)1 calendar days from the date he received this Release within which to review and consider its terms before signing it;
1 If the Executive’s employment is terminated as part of a group termination, then the Executive must be provided with 45 calendar days to consider the Release, and provided with additional information about the employees considered and selected for the group termination.
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(ii)The Company hereby advises the Executive to consult with an attorney prior to executing this Release, and he fully understands this right;
(iii)Executive has carefully read and understands all of the provisions of this Release and that he is entering into this Release freely, knowingly, and voluntarily;
(iv)Executive is not waiving any rights or claims that may arise after this Release is executed or any other claims that cannot be waived as a matter of law;
(v)The consideration provided to Executive in consideration for his execution of this Release is greater than any benefits to which Executive would have been entitled had he not executed this Release;
(vi)Any changes made to this Release before Executive signs it will not entitle him to an additional twenty-one (21) calendar days to review the new version of this Release;
(vii)Executive is not entitled to the severance benefits set forth in Section 1(a) of the Agreement, unless he signs and does not revoke this Release;
(viii)Executive may revoke this Release within seven (7) calendar days following its execution (the “Revocation Period”) by notifying the Company in writing, by certified letter delivered to the attention of Peter J. Graham, Executive Vice President, General Counsel, Chief Compliance Officer, Human Resources, and Secretary, Antares Pharma, Inc., 100 Princeton South, Suite 300, Ewing, NJ 08628, and the terms of this Release shall not become effective or enforceable until the day after the expiration of the Revocation Period; and
(ix)Executive is not relying upon any promises, inducements, representations, or statements that are not expressly set forth in this Release or the Agreement.

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IN WITNESS WHEREOF, Executive, acknowledging that he is acting of his own free will after receiving a reasonable period of time to consider the terms of this Release, has caused the execution of this Release as of this day and year written below.

Agreed and Accepted:

Dr. Peter C. Richardson	Date

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Exhibit B
ANTARES PHARMA, INC.
PROPRIETARY INFORMATION
AND
INVENTION ASSIGNMENT AGREEMENT
As an employee of Antares Pharma, Inc. (the “Company”), I acknowledge that the Company operates in a competitive environment and that it enhances its opportunities to succeed by establishing policies designed to identify and secure the Company’s Intellectual Property and Proprietary Information. This Agreement is designed to make clear that:
i)    I will maintain the confidentiality of the Company’s Proprietary Information and use such Proprietary Information for the exclusive benefit of the Company;
ii)    Inventions that I create will be owned by the Company; and
iii)    My activities separate from the Company will not conflict with the Company’s development of its proprietary rights.
In consideration of my employment and/or the continuation of my employment by the Company, I hereby agree as follows:
1.Provisions Related to Trade Secrets
(a)I acknowledge that the Company possesses and will continue to develop and acquire valuable Proprietary Information (as defined below), including information that I may develop or discover as a result of my employment with the Company.
(b)As used in this Agreement, “Proprietary Information” means any information (including any compilation, device, method, technique or process) that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and includes information of the Company, its customers, suppliers, joint ventures, licensors, licensees, distributors and other persons and entities with whom the Company does business.
(c)I will not disclose or use at any time, either during or after my employment with the Company, any Proprietary Information except for the exclusive benefit of the Company as required by my duties for the Company, as the Company expressly may consent to in writing or in accordance with Section 1(d) below. I will cooperate with the Company to implement reasonable measures to maintain the secrecy of, and will use my best efforts to prevent the unauthorized disclosure, use or reproduction of, all Proprietary Information.
(d)I understand that nothing in this Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of
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Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. I do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and I do not need to notify the Company that I have engaged in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(e)Upon leaving employment with the Company for any reason, I immediately will deliver to the Company any property, records, documents and other tangible materials (including all copies) in my possession or under my control, including data incorporated in word processing, computer and other data storage media, containing or disclosing Proprietary Information.
2.Ownership of Inventions
(a)I agree to communicate to the Company as promptly and fully as practicable all Inventions (as defined below) conceived or reduced to practice by me (alone or jointly by others) at any time during my employment with the Company. I hereby assign to the Company and/or its nominees all my right, title and interest in such Inventions, and all my right, title and interest in any patents, copyrights, patent applications or copyright applications based thereon. I will give the Company and/or its nominees (at no expense to me) any assistance it reasonably requires to perfect, protect and use its rights to all such Inventions anywhere in the world.
(b)As used in this Agreement, the term “Inventions” includes, but is not limited to, all discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable or protectable by copyright or other intellectual property law.
(c)Any provision in this Agreement requiring me to assign my rights in any Invention does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on my own time, and which:
(i)does not relate directly to the Company’s business or to the Company’s anticipated research or development, or
(ii)does not result from any work performed by me for the Company.
(d)I hereby designate and appoint the Company and each of its duly authorized officers as my agent and attorney-in-fact to act for and in my behalf to execute and file any document, and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by me.
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3.Conflicts With Other Activities
I understand that my employment with the Company and my compliance with this Agreement do not and will not breach any agreement to keep in confidence any information acquired by me prior to or outside of my employment with the Company. I have not brought and will not bring with me to the Company for use in the performance of my duties at the Company any materials, documents or information of a former employer or any third party that are not generally available to the public unless I have obtained express written authorization from the owner for their possession and use by or for the Company. I have not entered into and will not enter into any agreement, either oral or written, in conflict with this Agreement.
4.Miscellaneous
(a)My obligations under this Agreement may not be modified or terminated, in whole or in any part, except in a writing signed by the Company. Any waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.
(b)Each provision of this Agreement will be treated as a separate and independent clause, and the unenforceability of any one provision will in no way impair the enforceability of any other provision. If any provision is held to be unenforceable, such provision will be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.
(c)My obligations under this Agreement will survive the termination of my employment, regardless of the manner of such termination. This Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company.
(d)I understand that the provisions of this Agreement are a material condition to my employment and/or continued employment with the Company. I also understand that this Agreement is not an employment contract, and nothing in this Agreement creates any right to my continuous employment by the Company, or to my employment for any particular term.
(e)Any breach of this Agreement likely will cause irreparable harm to the Company for which money damages could not reasonably or adequately compensate the Company. Accordingly, I agree that the Company will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.
SIGNING THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND AFFECTS THE EMPLOYEE’S RIGHTS TO INVENTIONS THE EMPLOYEE MAY MAKE DURING HIS/HER EMPLOYMENT.
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Dated:	23 April 2021
Effective Date:	26 April 2021

Employee Signature:	/s/ P.C. Richardson

Employee Name:	Peter C. Richardson
Printed or typed

ACCEPTED AND AGREED TO:
ANTARES PHARMA, INC.

By:	/s/ Peter J. Graham
Authorized Signer

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